January 16, 2008                           Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail:rspencer@fidelitybank-pa.com

                             FIDELITY BANCORP, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS
                                 FOR FISCAL 2008
                             AND QUARTERLY DIVIDEND

PITTSBURGH, PA, January 16, 2008 -- Fidelity Bancorp, Inc. (the "Company") the holding company for Fidelity Bank, PaSB of Pittsburgh, Pennsylvania (NASDAQ:
FSBI) today announced first quarter earnings for the three-month period ended December 31, 2007. Net income for the period was $1.1 million or $0.36 per share (diluted), as compared to net income of $832,000 or $0.27 per share (diluted) in the prior year quarter. Annualized return on assets was 0.61% and return on equity was 9.39% for the fiscal 2008 period, compared to 0.45% and 7.46%, respectively, for the same period in the prior year.

The Company's net interest income before provision for loan losses increased $351,000 or 10.2% to $3.80 million for the quarter ended December 31, 2007, compared to $3.45 million in the prior year period. The increase reflects an increase in net earning assets as well as an increase in spread. The Company's tax equivalent interest rate spread increased to 2.16% for the three months ending December 31, 2007 compared to 1.98% in the prior year.

The provision for loan losses increased to $180,000 for the quarter ended December 31, 2007, compared to $175,000 in the prior year quarter. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management's best estimates of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Net charge-offs for the three-months ended December 31, 2007 were $65,000 compared to $398,000 in the prior year period. Non-performing assets and foreclosed real estate were 1.23% of total assets at December 31, 2007, and the allowance for loan losses was 35.3% of non-performing loans and 0.67% of gross loans at that date.

Other income increased $35,000 or 4.0% to $901,000 for the quarter ended December 31, 2007, compared to $866,000 in the prior year. The increase primarily relates to increases in loan service charges and fees and deposit service charges and fees of $32,000 and $76,000, respectively, partially offset by a decrease in gains on sales of investment and mortgage-backed securities of $72,000 (there were no sales of investment and mortgage-backed securities in the current year period).

Operating expenses for the first quarter of fiscal 2008 were $3.1 million, relatively unchanged from the prior year period. Changes within operating expenses include decreases in compensation and benefits expense, office occupancy and equipment, depreciation and amortization, and the loss on sales of foreclosed real estate of $87,000, $46,000, $15,000, and $38,000, respectively. These decreases were offset by an increase in other operating expenses of $151,000, primarily attributed to increases in service bureau expense and legal expense of $60,000 and $55,000, respectively.

For the three-months ended December 31, 2007, the provision for income taxes increased $129,000 to $333,000 compared to $204,000 for the same period last year. The increase is attributed to higher pre-tax income and a higher effective tax rate due to anticipated higher earnings in 2008 and lower levels of tax-exempt income in the current year period.

Total assets were $725.0 million at December 31, 2007, a decrease of $1.6 million or 0.2% compared to September 30, 2007, and a decrease of $13.8 million or 1.9% compared to December 31, 2006. Net loans outstanding increased $4.9 million or 1.1% to $463.8 million at December 31, 2007 as compared to September 30, 2007, and increased $13.3 million or 3.0% as compared to December 31, 2006. Deposits decreased $12.2 million or 2.8% to $421.4 million at December 31, 2007 as compared to September 30, 2007, and increased $8.3 million or 2.0% as compared to December 31, 2006. Short-term borrowings increased $10.4 million to $34.0 million at December 31, 2007 as compared to September 30, 2007, and decreased $30.3 million as compared to December 31, 2006. Long-term debt was relatively unchanged at $104.0 million at December 31, 2007 as compared to September 30, 2007, and decreased $10.2 million as compared to December 31, 2006. Stockholders' equity was $47.0 million at December 31, 2007, compared to $46.5 million at September 30, 2007 and $45.0 million at December 31, 2006.

QUARTERLY DIVIDEND
------------------

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $0.14 per share on the Company's common stock. The dividend is payable February 29, 2008 to stockholders of record February 15, 2008. This represents the 78th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.
                                                  --------------------------

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.


Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statements for the Three Months Ended
December 31, 2007 and 2006 - Unaudited
(In thousands, except per share data)

                                                       Three Months Ended
                                                       ------------------
                                                          December 31,
                                                          ------------

                                                    2007             2006
                                                    ----             ----

Interest income:
   Loans                                         $ 7,329          $ 7,021
   Mortgage-backed securities                        940            1,090
   Investment securities                           1,923            2,054
   Deposits with other institutions                    5                8
                                                 -------          -------
      Total interest income                       10,197           10,173
                                                 -------          -------

Interest expense:
   Deposits                                        3,379            3,199
   Borrowed funds                                  2,880            3,290
   Subordinated debt                                 137              234
                                                 -------          -------
      Total interest expense                       6,396            6,723
                                                 -------          -------

Net interest income before provision
   for loan losses                                 3,801            3,450
Provision for loan losses                            180              175
                                                 -------          -------
Net interest income after provision
   for loan losses                                 3,621            3,275
                                                 -------          -------
Other income:
   Loan service charges and fees                     114               82
   Gain on sale of investment
      and mortgage-backed securities                   -               72
   Gain on sale of loans                              12               15
   Deposit service charges and fees                  398              322
   Other operating income                            377              375
                                                 -------          -------
      Total other income                             901              866
                                                 -------          -------

Operating expenses:
   Compensation and benefits                       1,945            2,032
   Office occupancy and equipment                    233              279
   Depreciation and amortization                     148              163
   Federal insurance premiums                         13               13
   Loss on sales of foreclosed real estate             5               43
   Foreclosed real estate expense                     21                3
   Intangible amortization                             8               10
   Other operating expenses                          713              562
                                                 -------          -------
      Total operating expenses                     3,086            3,105
                                                 -------          -------

Income before income tax provision                 1,436            1,036
Income tax provision                                 333              204
                                                 -------          -------
Net income                                       $ 1,103            $ 832
                                                 =======            =====

Basic earnings per share                          $ 0.37           $ 0.28
                                                 =======            =====
Diluted earnings per share                        $ 0.36           $ 0.27
                                                 =======            =====

Balance Sheets - Unaudited
(In thousands, except share data)

                                                           December 31, 2007          September 30, 2007    December 31, 2006
                                                           -----------------          ------------------    -----------------
Assets:
   Cash and due from banks                                       $  8,098                 $ 10,848               $  9,130
   Interest-earning demand deposits                                   332                      228                  1,943
   Securities available-for-sale                                  153,743                  152,223                162,731
   Securities held-to-maturity                                     68,983                   74,553                 82,480
   Loans receivable, net                                          463,839                  458,929                450,542
   Loans held-for-sale                                                216                      169                    449
   Foreclosed real estate, net                                         25                       52                    101
   Federal Home Loan Bank stock, at cost                            7,466                    7,102                  9,156
   Accrued interest receivable                                      3,694                    3,639                  3,600
   Office premises and equipment                                    5,743                    5,825                  5,979
   Other assets                                                    12,813                   13,009                 12,598
                                                                 --------                 --------               --------
      Total assets                                               $724,952                 $726,577               $738,709
                                                                 ========                 ========               ========

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                                      $421,350                 $433,555               $413,029
   Short-term borrowings                                           34,041                   23,618                 64,343
   Subordinated debt                                                7,732                    7,732                 10,310
   Securities sold under agreement to repurchase                  104,588                  105,537                 85,397
   Advance payments by borrowers for taxes
      and insurance                                                 3,071                    1,451                  3,037
   Long-term debt                                                 103,988                  104,050                114,234
   Other liabilities                                                3,205                    4,164                  3,337
                                                                 --------                 --------               --------
      Total liabilities                                           677,975                  680,107                693,687
                                                                 --------                 --------               --------

Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 3,634,946,
       3,606,722, and 3,589,775 shares issued                          36                       36                     36
   Treasury stock, 619,129, 619,129, and 609,029 shares           (10,382)                 (10,382)               (10,205)
   Additional paid-in capital                                      45,673                   45,338                 45,007
   Retained earnings                                               13,799                   13,115                 11,492
   Accumulated other comprehensive income,
      net of tax                                                   (2,149)                  (1,637)                (1,308)
                                                                 --------                 --------               --------
      Total stockholders' equity                                   46,977                   46,470                 45,022
                                                                 --------                 --------               --------

      Total liabilities and stockholders' equity                 $724,952                 $726,577               $738,709
                                                                 ========                 ========               ========

Other Data:

                                          At or For the Three Month Period Ended
                                          --------------------------------------
                                                       December 31,
                                                      ------------

                                              2007                     2006
                                              ----                     ----

Annualized return on average assets          0.61%                    0.45%
Annualized return on average equity          9.39%                    7.46%
Equity to assets                             6.48%                    6.09%
Interest rate spread (tax equivalent)        2.16%                    1.98%
Net interest margin (tax equivalent)         2.27%                    2.07%
Non-interest expense to average assets       1.69%                    1.69%
Loan loss allowance to gross loans           0.67%                    0.59%
Non-performing loans and foreclosed real
  estate to total assets at end-of-period    1.23%                    0.34%



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